Adherex Appoints Two Independent Directors

Research Triangle Park, NC — (Marketwire) – April 28, 2014 – Adherex Technologies, Inc. (TSX:AHX, OTC: ADHXF) today announced the appointment of Dr. Khalid Islam and Adrian Haigh to the Company’s Board of Directors, effective immediately. With these additions, the Adherex Board is now comprised of five directors, four of whom are independent.

“We welcome Khalid and Adrian to the Board of Directors and look forward to working with them to build shareholder value,” said Rosty Raykov, CEO of Adherex. “We believe that the addition of these two seasoned and successful drug development executives to our Board is a positive endorsement of the potential for Sodium Thiosulfate (STS).”

“Avoiding the problems associated with ototoxicity from platinum chemotherapy which results in hearing impairment, especially in children, is an important goal and I look forward to assisting the Adherex team in their efforts with STS,” said Dr. Khalid Islam.

“I am delighted to be joining the Board of Adherex and am looking forward to supporting Rosty and his team in steering STS through the US and European regulatory pathways and subsequent commercialization. Cisplatin induced hearing loss is a significant unmet medical need and STS has demonstrated efficacy in reducing the incidence of this devastating complication of chemotherapy. As such, I look forward to this potentially life-changing treatment being available to all patients facing the challenge of platinum based cancer treatments,” said Adrian Haigh.

Dr. Islam and Mr. Haigh are the nominees of Manchester Management pursuant to the Board nomination rights granted to them in connection with our November 2013 private placement. "As investors in Gentium, we worked with Khalid and Adrian for years and became deeply impressed with their ability and execution. We believe that their strong skills in drug development and commercialization in the orphan pediatric space and their knowledge of the EU approval process make them an ideal fit for Adherex and STS. We are excited that they have chosen to join the Adherex team and look forward to working with them again," said Jeb Besser, Portfolio Manager and General Partner of Manchester Management.

About Dr. Khalid Islam

Dr. Khalid Islam has been the Chairman and CEO of Gentium S.p.A. (a Nasdaq-listed company; 2009-2014) where he led the transition from a loss-making to a cash-flow positive and profitable company. Under his leadership, the company value increased from US$25 million leading to a successful all cash US$1 billion merger with Jazz Pharmaceuticals, plc. From 1999-2008, Dr. Islam was President and CEO of Arpida AG where he transitioned the early-stage start-up to a SWX-listed company and raised US$300 million in the IPO and follow-ons. From 1987-1999, he held various positions in HMR & MMD (now Sanofi-Aventis). From 1977-1987, Dr. Islam worked in academia at Imperial College (Univ. of London) and in Milan University, where he was a contract professor. Dr. Islam is a graduate of Chelsea College and received his Ph.D. from Imperial College, University of London. He holds several patents and has published over 80 articles in leading journals.

He is an advisor to the venture group Kurma Biofund (Paris). He is a founder/co-founder of Sirius Healthcare Partners GmbH (Zurich), PrevAbr LLC (D.C.), BioAim LLC (L.A.) & Life Sciences Management GmbH (Zug). He is currently the Chairman of the Board of Directors of Pcovery Aps (Copenhagen), Adenium Aps (Copenhagen) and C10 Pharma AS (Oslo).

About Adrian Haigh

Adrian Haigh is currently Senior Vice President, Commercial Operations and Chief Operating Officer of Gentium GmbH. He built and managed the company’s commercial and medical affairs organization and was also responsible for business development, playing a pivotal role in the sale of Gentium to Jazz Pharmaceuticals for US$1 billion. Prior to joining Gentium, Adrian served as Regional Vice President, Commercial Operations at Biogen Idec where he managed several affiliates and also the global distributor business. From 2002 to 2007 he held leadership positions at Amgen, including General Manager of Portugal and Scandinavia and Head of the US$1.5 billion International Oncology Franchise. His career also includes management positions with SmithKline Beecham, Schering-Plough, Organon and Novo-Nordisk. He received a Bachelor of Arts with Honors in Economic History from Huddersfield Polytechnic, West Yorkshire, England and a Diploma in Marketing from the Institute of Marketing.

Forward Looking Statement
Except for historical information described in this press release, all other statements are forward-looking, including statements or assumptions about regulatory processes and approvals, commercialization, and any other statements regarding the Company’s objectives (and strategies to achieve such objectives), future expectations, beliefs, goals or prospects. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks that that necessary approvals by regulatory bodies are not obtained;; that regulatory and guideline developments may change; that scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals; that clinical results may not be replicated in actual patient settings; that protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors; that the available market for the Company’s products will not be as large as expected; that the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies; that the Company may not meet its future capital requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2013. Adherex Technologies, Inc. disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

For further information, please contact:

Rosty Raykov
Chief Executive Officer
Adherex Technologies Inc.
T: (919) 636-5144